EXHIBIT 99.6

FIRST CAPITAL BANCORP, INC.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase Units (consisting of one share of common stock, par value $4.00 per share, and a warrant to purchase one-half (1/2) of one share of common stock), of First Capital Bancorp, Inc. (the “Company”).

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ❑ Please DO NOT EXERCISE RIGHTS for Units.

Box 2. ❑ Please EXERCISE RIGHTS for shares of Units as set forth below:

A. Number of Units Being Purchased:

B. Total Exercise Price Payment Required:

Basic Subscription Right

I exercise rights	x 3.00 =
(no. of your rights)	(ratio)	(no. of Units)
Therefore, I apply for	X $2.00 =
(no. of Units)	(subscription price)	(amount enclosed)

Over-Subscription Privilege

If you fully exercise your Basic Subscription Right, and wish to subscribe for additional Units up to the total number of unsubscribed Units, you may exercise your Over-Subscription Privilege. The Over-Subscription Privilege is subject to a right of first refusal in favor of the standby purchaser in the rights offering. If sufficient Units are available, the Company will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of unsubscribed Units, the Company will allocate the unsubscribed Units among subscribers exercising their Over-Subscription Privilege by multiplying the number of Units requested by each subscriber through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of Units available to be purchased through Over-Subscription Privileges divided by (y) the total number of Units requested by all subscribers through the exercise of their Over-Subscription Privileges.

Accordingly, my maximum Over-Subscription Privilege is:

8,913,513		Units
(total offered units)	(total no. of Units subscribed for above)	(maximum unsubscribed Units)

Therefore, I apply for:

x $2.00
(no. of your over-subscription Units subscribed for)	(subscription price)	(additional amount enclosed)

Total Payment Required =	$

Box 3. ❑ Payment in the following amount is enclosed.

$

(The total of the above Box 3 must equal the Total Payment Required.)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of Units indicated above upon the terms and conditions specified in the prospectus; and

•	agree that if I (we) fail to pay for the Units I (we) have elected to purchase, the exercise will be invalid.

Name of beneficial owner(s):

Signature of Beneficial Owner(s):

If you arc signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: